Exhibit 99.1

Michael R. Dougherty Joins the Board of ViralClear Pharmaceuticals, a majority-owned subsidiary of BioSig Technologies, Inc.

Pharmaceutical industry leader to join as the Company prepares for the Phase II clinical trial with merimepodib, an orally administered broad-spectrum anti-viral for COVID-19

Westport, CT, May 28, 2020 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”) today appointed Mr. Michael R. Dougherty to the Board of Directors of its majority-owned subsidiary ViralClear Pharmaceuticals, Inc.

Mr. Dougherty brings to ViralClear over 30 years of experience in the pharmaceutical industry, most recently serving as Executive Chairman of Celator Pharmaceuticals, Inc. (sold to Jazz Pharmaceuticals). Prior to Celator, Mr. Dougherty served as Chief Executive Officer and a member of the board of directors of Kalidex Pharmaceuticals, Inc.  Earlier in his career Mr. Dougherty also served in a number of roles during his ten-year tenure at Adolor Corporation, including President and Chief Executive Officer, member of the board of directors, Chief Operating Officer, and Chief Financial Officer. Prior to Adolor, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc. and served in a variety of senior positions at Genaera Corporation, including President and Chief Executive Officer and member of the board of directors, and at Centocor, Inc. Mr. Dougherty is currently serving on the board of directors at Idera Pharmaceuticals, Inc, Marinus Pharmaceuticals, Inc. and Trevena, Inc., and previously served on the boards of Foundation Medicine, Inc., Celator Pharmaceuticals, Inc, Aviragen Therapeutics, Cempra, Inc., and Viropharma Incorporated.  Mr. Dougherty received a bachelor’s degree in accounting from Villanova University.

“Michael’s broad executive, operational and governance experience in biotech is highly beneficial to our team at this critically important time. We look forward to Michael’s contrubutions as we progress in our clinical plans,” commented Jerome Zeldis, M.D., Ph.D, Executive Chair of ViralClear Pharmaceuticals, Inc.

Mr. Dougherty joins the former Chief Medical Officer of Celgene Jerome Zeldis, M.D., Ph.D, Nick Spring, CEO of ViralClear and a former senior executive at Merck & Co., Anthony Zook, former senior executive at Astra Zeneca, Plc and Dennis Purcell, the founder of Aisling Capital on the Board of ViralClear.

“I am impressed with the accomplishments that this young company achieved in such a short period of time, and, and I look forward to working with the team and contributing my knowledge and expertise to ViralClear,” commented Mr. Dougherty.

About merimepodib

Anti-viral candidate merimepodib (MMPD) targets RNA-dependant polymerases. The molecule has shown activity against a broad spectrum of RNA viruses and has demonstrated satisfactory safety data from over 300 patients treated for hepatitis C. Recently, the Company published first pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch. The Company recently submitted two manuscripts titled“The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro” and “The IMPDH inhibitor merimepodib suppresses SARS-COV-2 replications”. The manuscripts were authored by Natalya Bukreyeva, Emily K. Mantlo, Rachel A. Sattler, Cheng Huang, John T. Manning, Slobodan Paessler, DVM, Ph.D of the UTMB Galveston National Laboratory and Jerome Zeldis, M.D., Ph.D of ViralClear. In-vitro studies referenced in the manuscript demonstrated that merimepodib decreased viral production by over 98%.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear

BioSig’s subsidiary ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat COVID-19. Merimepodib is intended to be an orally administered, broad-spectrum anti-viral agent that has demonstrated strong activity against COVID-19 in cell cultures in laboratory testing. The product candidate has completed Phase I and three Phase II trials in other indications.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133